Exhibit 10.201
Liberty Mutual Group Inc.
Executive Partnership Deferred Compensation Plan
(as Amended and Restated, effective January 1,2010)
Section 1. Purpose
The purpose of the Liberty Mutual Group Inc. Executive Partnership Deferred Compensation Plan is to provide an incentive to participating executives to work together in partnership to improve the Company’s overall long term performance. To accomplish this goal, the Plan provides deferred compensation to certain key employees of Liberty Mutual Group Inc. and its Subsidiaries in the form of a right to receive cash payments at designated times based on the future value of Restricted Units as further described below.
Section 2. Definitions
For purposes of the Plan, the following terms shall be defined as set forth below:
     2.1 “Administrator” means the Company.
     2.2 “Appreciation Unit” means an “Appreciation Unit” under the terms of the EPP.
     2.3 “Alternative Investment Account” means the notional account established for Participants under Section 9.
     2.4 “Beneficiary” means the Beneficiary selected by the Participant to receive death benefits under the Plan. In the event a Participant dies without designating a Beneficiary, or in the event no designated Beneficiary survives the Participant, the Beneficiary shall be the Participant’s estate.
     2.5 “Board” means the Board of Directors of the Liberty Mutual Holding Company Inc.
     2.6 “Committee” means the Compensation Committee of the Board of Directors of Liberty Mutual Holding Company Inc. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.
     2.7 “Company” means Liberty Mutual Group Inc.
     2.8 “Deferral/Reallocation Window Period” means the period from April 1 through June 30 of each calendar year.
     2.9 “Disability” or “Disabled” means a medically determinable physical or mental condition of an apparently permanent nature which prevents a Participant from performing the principal duties of his or her regular occupation with the Company or a Subsidiary and for which the Participant is receiving income replacement benefits for a period of not less than three months under a disability plan covering the employees of the Participant’s employer.

     2.10 “Earnings Measure” for this purpose means an interest rate, stock index, bond index, mutual fund, internal rate of return, or other objective measure of investment performance specified by the Administrator for purposes of measuring and crediting notional earnings under this Section 9.2.
     2.11 “EPP” means the Liberty Mutual Insurance Company Executive Partnership Plan established effective January 1, 1993, as may be amended from time to time.
     2.12 “Grant Date” means April 1 of each calendar year, and any other date on which the Committee awards Restricted Units.
     2.13 “Participant” means an employee or former employee who has been awarded Restricted Units under the Plan.
     2.14 “Plan” means the Liberty Mutual Group Inc. Executive Partnership Deferred Compensation Plan, as amended from time to time.
     2.15 “Restricted Unit” means a right to receive a cash payment under the terms of the Plan subject to the terms and conditions of the Plan.
     2.16 “Restricted Unit Account” means the account described in Section 6 of the Plan.
     2.17 “Retirement” means that a Participant has terminated employment from the Company and all Subsidiaries on or following the date the Participant has both attained age 55 and completed five (5) years of continuous service with the Company and/or a Subsidiary since the Participant’s most recent date of hire. For avoidance of doubt, termination of a Participant’s employment for cause shall in no event be considered to be Retirement under the Plan.
     2.18 “Separation from Service” means cessation of service with the Company within the meaning of Section 409A of the Code.
     2.19 “Subsidiary” means the parent, subsidiaries and affiliates of the Company.
     2.20 “Unit” means a fixed percentage equal to 1/100,000,000 of the overall value of Liberty Mutual Holding Company Inc. as a going concern. Units are intended to qualify as “mutual company units” under Treasury Regulation Section 1.409A-1(a)(5)(iii)(C).
     2.21 “Valuation Date” means April 1 of each calendar year.
     2.22 “Value” means, on a given date, the value of a Unit determined in accordance with Section 10 as of the immediately preceding Valuation Date; provided, however, that if the given date is April 1, the value of an Restricted Unit shall be determined as of the then current April 1 Valuation Date.
Section 3. Administration
The Plan shall be administered by the Company. The Company shall have authority, in its sole discretion, to construe the terms of the Plan, to adopt and revise rules and regulations relating to the Plan, to determine the conditions subject to which any awards may be made or payable, and to make any other determinations which it believes necessary or advisable for the administration of the Plan. Determinations of the Company shall be final and binding on all parties with respect to all matters relating to the Plan.
Section 4. Eligibility
An employee at or above the level of Executive C and other key employees of the Company or any Subsidiary (as determined by the Committee) are eligible to receive a grant of Restricted Units; provided, however, that no employee employed by Liberty Mutual Agency Corporation and its direct subsidiaries, shall be eligible to receive a grant of Restricted Units after May 1, 2010. Participants under the Plan shall be selected from time to time by the Committee in its sole discretion from among those employees eligible, and the Committee shall determine, in its sole discretion, the number of Restricted Units covered by each grant and the time or times when Restricted Units will be granted. The authority granted to the Committee by the immediately preceding sentence will be exercised based upon recommendations received from the Chief Executive Officer of the Company.
Section 5. Restrictions on the Grant of Restricted Units
     5.1 Authority. Restricted Units granted under the Plan shall be subject to such terms and conditions set forth in the Plan, as the Committee, in its sole discretion, shall determine.
     5.2 Restrictions on the Grant of Restricted Units. The maximum aggregate number of Restricted Units that may be outstanding at any time under the Plan, when added to Appreciation Units granted under the EPP and Restricted Units that are subject to the terms of the EPP as in effect on December 31, 2004 and grandfathered from Section 409A of the Code as of such date, shall not exceed 12,000,000 (twelve million). The maximum aggregate number of Restricted Units that may be awarded under the Plan in any calendar year, when added to Appreciation Units under the EPP for such calendar year, shall not exceed 2,000,000 (two million).
Section 6. Restricted Unit Account
Restricted Units granted to a Participant shall be credited to a Restricted Unit Account established and maintained for such Participant. A Participant’s Restricted Unit Account shall be reduced to reflect (a) Restricted Units that are transferred to the Alternative Investment Account and (b) Restricted Units that are converted into cash and paid to the Participant. A Participant’s Restricted Unit Account is solely for accounting purposes and shall not require a segregation of any Company assets.
Section 7. Vesting
     7.1 General. Subject to the forfeiture provisions of Section 11, Restricted Units granted to a Participant shall vest on each Vesting Date according to the following schedule, provided that such Participant remains employed by the Company or a Subsidiary on such Vesting Date:

Anniversary of a Grant	Cumulative Percentage of Vested
Date (each, a “Vesting Date”)	Restricted Units
First	25% of Restricted Units granted
Second	50% of Restricted Units granted
Third	75% of Restricted Units granted
Fourth	100% of Restricted Units granted
     7.2 Vesting Upon Death. Notwithstanding the provisions of Sections 7.1, all Restricted Units granted to a Participant shall become fully vested upon the Participant’s death either while employed by the Company or a Subsidiary, or after Retirement.
     7.3 Vesting Upon Disability. In the event a Participant becomes Disabled, the Committee may, in its sole discretion and upon the recommendation of the Chief Executive Officer of the Company, accelerate the vesting of any or all unvested Restricted Units.
     7.4 Special Rule for Off-Cycle Grants. In the event Restricted Units are awarded on a date other than an April 1 Grant Date, then, solely for purposes of determining the vesting of such Units under this Section 7, the Grant Date for such Units shall be deemed to be the immediately preceding April 1.
Section 8. Time and Form of Cash Payments for Restricted Units
     8.1 General. Subject to the terms and conditions set forth in this Section 8, Section 11, Section 15 and Section 16 below, a Participant may elect the time and form of payment of the cash payment relating to a Restricted Unit. An election under this Section 8.1 must be made during the Deferral/Reallocation Window Period in the calendar year immediately preceding the Restricted Unit’s Grant Date; provided, however, in the event such Restricted Unit is the Participant’s initial grant of Restricted Units under the Plan, the immediately preceding election provision shall not apply, but rather the Participant shall automatically be paid a lump sum cash payment on the fifth anniversary following the Grant Date of such Restricted Unit equal to its Value at that time. Any election under this Section 8 must be made in the manner as may be prescribed from time to time by the Company consistent with the requirements of Section 409A of the Code. A Participant’s failure to make a timely election with respect to a Restricted Unit will be treated as an election to receive a lump sum payment on the fifth anniversary following the Grant Date of such Restricted Unit equal to its Value at that time. Notwithstanding anything to the contrary in this Section 8, no payment shall be made with respect to a Restricted Unit unless it has first vested under Section 7 above.
          (a) Fixed Date Election. A Participant may elect to receive a lump sum cash payment with respect to a Restricted Unit based on a fixed date that is at least five (5) years after the Grant Date. Subject to Section 8.2 below, a lump sum payment under this Section 8.1(a) shall be made as soon as administratively practicable after the last day of the Deferral/Reallocation Window Period that occurs immediately after the fixed date elected by the Participant, and the amount of the payment shall be equal to the Restricted Unit’s Value as of the immediately preceding Valuation Date. Notwithstanding the foregoing, if a Participant’s

Retirement occurs prior to the date elected under this Section 8.1(a) with respect to a Restricted Unit, payment with respect to such Restricted Unit shall instead be made under Section 8.1(b). An installment form of payment may not be elected under this Section 8.1(a).
          (b) Retirement Election. A Participant may elect to commence payment with respect to a Restricted Unit on account of Retirement. An election under this Section 8.1(b) may specify either a single lump sum payment or annual installment payments (not to exceed fifteen (15) years) as the form of payment. Subject to Section 8.3 below, payment shall commence as soon as administratively practicable after the last day of the Deferral/Reallocation Window Period occurring immediately following the Participant’s Retirement. If a single lump sum payment was elected, the amount to be paid shall equal the Value as of the immediately preceding Valuation Date. If installment payments were elected, the amount to be paid in each installment shall be based on the Restricted Unit’s Value as of the Valuation Date immediately preceding the then currently scheduled installment payment. Notwithstanding the foregoing, if more than five annual installments have been elected under this Section 8.1(b), the Value of a Restricted Unit that has not been cashed out as of the last day of the fifth (5th) Deferral/Reallocation Window Period immediately following the year of Participant’s Retirement shall be transferred to the Alternative Investment Account and distributions shall continue to be made out of that account for the balance of the installment period under Section 9 below.
     8.2 Change to Deferral Elections. A Participant may elect to change the deferral period, the payment form election or both made with respect to a Restricted Unit previously granted under Section 8.1 in a manner prescribed by Administrator from time to time, subject to the following rules:
          (a) any change shall not take effect until twelve (12) months after the date on which the election is received by the Administrator;
          (b) except for payments made on account of the Participant’s death, the payments with respect to which such election is made shall be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or in the case of installment payments, five (5) years from the date the first amount was scheduled to be paid);
          (c) any such election shall not be made less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of installment payments, twelve (12) months before the first amount was scheduled to be paid); and
          (d) any change as to the form of payment shall not result in the acceleration of payments hereunder unless otherwise allowed for under IRS regulations, revenue rulings, notices or other guidance.
     8.3 Special Rules for Retirement Prior to Scheduled Vesting Date. If a Participant has a Separation from Service due to Retirement (hereinafter referred to as a “Retiree” in this Section 8.3) prior to a scheduled Vesting Date under Section 7, the following additional provisions shall apply:

          (a) A Restricted Unit that is unvested as of the Retiree’s date of Retirement shall be eligible to thereafter become vested on its originally scheduled Vesting Date under Section 7.1 above as if such Participant had remained employed with the Company and its Subsidiaries provided that (i) the Retiree executes, prior to Separation from Service due to Retirement, an agreement not to compete with the Company or its Subsidiaries that extends until the fourth anniversary of the Restricted Unit’s Grant Date, and (ii) the Retiree is in compliance with such agreement not to compete as of such Vesting Date.
          (b) A Restricted Unit that vests under this Section 8.3(a) shall be converted into the right to receive a cash payment and paid in accordance with the form of payment elected by the Participant in Section 8.1(b) (or, in the event that there is no form of payment election, in a single lump sum).
               (i) If a single lump sum payment was elected, the Retiree shall receive a single lump cash payment as soon as administratively practicable following the last day of the Deferral/Reallocation Window Period immediately following such Vesting Date, and the amount to be paid shall be equal to the Unit’s Value as of the Valuation Date immediately preceding payment.
               (ii) If installment payments were elected, the Retiree shall commence receiving payments relating to such vested Restricted Unit commencing as soon as administratively practicable following the last day of the Deferral/Reallocation Window Period that immediately follows the applicable Vesting Date on a pro-rata basis over the remaining installment payment schedule that began on the Retiree’s Retirement.
          (c) A Retiree who fails to execute an agreement not to compete with the Company and its Subsidiaries as described above in a form acceptable to the Company shall immediately forfeit all the outstanding and unvested Restricted Units upon Separation from Service. A Retiree who fails to comply with an executed agreement not to compete shall immediately forfeit any then outstanding and unvested Restricted Units. For avoidance of doubt, neither signing or refusing to sign a non-compete agreement shall in any event affect the time or form of payment elected by the Participant.
     8.4 Death. If a Participant dies while vested Restricted Units remain outstanding in the Participant’s Restricted Unit Account, including Restricted Units which vest by reason of the Participant’s death under Section 7.3, a single lump sum cash payment shall be made to the Participant’s Beneficiary as soon as administratively practicable after the last day of the Deferral/Reallocation Window Period that occurs immediately after Participant’s death, and the amount of the payment shall be equal to the Restricted Unit’s Value as of the immediately preceding Valuation Date. A Participant may change the Beneficiary at any time by providing notice of such change to the Administrator on a form acceptable to the Administrator. For avoidance of doubt, a change to the Beneficiary shall not result in a change to the time or form of payment.
     8.5 Separation from Service for Reasons other than Death or Retirement. If a Participant Separates from Service due to reasons other than Retirement or death, then a single lump sum payment shall be paid as administratively practicable after the last day of the

Deferral/Reallocation Window Period occurring immediately following the Participant’s Separation from Service, and the amount of the payment shall be equal to the Restricted Unit’s Value as of the immediately preceding Valuation Date.
     8.6 Payment as Soon as Administrative Practicable. Use of the phrase “as soon as administratively practicable” requires that payment be made not later than the end of the calendar year in which a payment event occurs under this Section 8 unless further delay is permitted under final regulations or other guidance issued under Section 409A of the Code.
Section 9. Alternative Investment Account
     9.1 General. The Administrator shall establish and maintain a hypothetical Alternative Investment Account for each Participant. Subaccounts shall be maintained as deemed necessary by the Administrator. A Participant may annually elect during the applicable Deferral/Reallocation Window Period to allocate to an Alternative Investment Account all or part of the value of the Participant’s vested Restricted Units. In addition, during the 5th Deferral/Reallocation Window Period following the year of the Participant’s Retirement, the value of any Restricted Units remaining in the Participant’s Restricted Unit Account shall automatically be allocated to the Participant’s Alternative Investment Account effective as of the Transfer Date and shall be allocated to the Earnings Measures selected by the Participant. All allocations shall be deemed to occur as of the last day of the Deferral/Reallocation Window Period. Alternative Investment Accounts and subaccounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under the Plan. Any reference to “allocations to”, “payments to” or “payments from” such accounts, or similar phrases, are for convenience only and do not reflect any separate funding of the benefits under the Plan.
     9.2 Earnings.
          (a) Subject to Section 9.2(b) below, the Administrator shall credit the balance in the Participant’s Alternative Investment Account as of the last day of each calendar month with notional interest at a rate which is equal to the then current average investment (book) yield for the property and casualty companies’ fixed-income portfolio holdings. In determining such average yield, the tax-exempt obligations’ yields will be converted to a fully taxable equivalent basis. Notional interest shall be credited to a Participant’s account so long as there is a balance in such account. The “property and casualty companies” are as defined by the Company for other purposes.
          (b) The Administrator, with the approval of the Chief Executive Officer of the Company, at such time as the Administrator deems advisable, may make Earnings Measures available to all Participants, or to certain classes of Participants, in addition to or in lieu of the earnings formula described in Section 9.2(a). In such event, each Participant shall specify, in such manner as prescribed by the Administrator, the allocation of his or her Alternative Investment Account among the Earnings Measures available under the Plan. The Administrator may, in its discretion, permit separate allocations with respect to current balances and future contributions. A Participant’s selection of an Earnings Measure will have no bearing on the actual investment or segregation of the Company’s assets, but will be used as the basis for making adjustments to such Participant’s Alternative Investment Account at such time or times as determined by the Administrator. A Participant can change the allocation of his or her Alternative Investment Account among Earnings Measures at such time, and in such manner, as determined by the Administrator. The Administrator, with the approval of the Chief Executive Officer of the Company, may change the Earnings Measure available under the Plan at any time in its absolute discretion. The Administrator shall from time to time establish such rules with respect to the timing of the allocation of notional gains and losses to Participant Alternative Investment Accounts as it deems necessary or desirable in its sole and absolute discretion.
     9.3 Distribution of Alternative Investment Account. Distribution of a Participant’s Alternative Investment Account that is attributable to a Restricted Unit shall be made at the same time and in the same form as cash payments with respect to such Restricted Unit under Section 8. The amount to be distributed with respect to a Participant’s Alternative Investment Account on a payment date under Section 8 shall be based on the amount credited to it as of the last day of the month immediately preceding the payment date. Any change to the deferral elections for a Restricted Unit shall also apply to the time and/or form of payment of the Participant’s Alternative Investment Account and such changes shall be subject to the same restrictions as apply to changes in the time and/or form of payment a Restricted Unit under Section 8.2.
Section 10. Valuation of Units
     For all purposes of the Plan, the Value of a Unit on a Valuation Date will be an amount determined under a formula established by the Committee that considers both Liberty Mutual’s pre-tax income and surplus over the preceding two years. Notwithstanding the above, the Committee may, in its sole discretion and upon the recommendation of the Chief Executive Officer of the Company, amend the valuation formula at any time.
Section 11. Forfeiture
     11.1 Forfeiture in Connection with Separation from Service. Restricted Units that have not yet vested shall be forfeited if: (i) the Participant has a Separation from Service for any reason other than death or Retirement, or (ii) a Participant fails upon a Separation from Service due to Retirement to execute, at such time and in such manner as prescribed by the Committee, an agreement not to compete with the Company and its Subsidiaries or thereafter breaches any such agreement not to compete after Separation from Service.
     11.2 Loss of Eligibility to Participate during Employment. Notwithstanding any provision of the Plan to the contrary, the Restricted Units of a Participant who has not had a Separation from Service may be forfeited if the Participant no longer meets the eligibility requirements of Section 4 of the Plan for any reason. The Committee shall have the sole discretion to determine (a) when a Participant no longer meets the eligibility requirements of Section 4, (b) whether or not such unvested Restricted Units shall be forfeited, and (c) the number and type of such Units which shall be forfeited.
     11.3 Effect of Forfeitures on Limit for Restricted Units. If any Restricted Units awarded under the Plan are forfeited, the Units subject to such Restricted Units may again be awarded under the Plan.

Section 12. Miscellaneous
     12.1 No Right to Award. No employee or other person shall have any claim or right to be granted Restricted Units under the Plan.
     12.2 No Guarantee of Employment. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or any Subsidiary or to interfere with the right of the Company or any Subsidiary to discharge the Participant, nor shall it give the Company or any Subsidiary the right to require the Participant to remain in its respective employ or to interfere with the Participant’s right to terminate employment at any time.
     12.3 Non-alienation. No benefit payable under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind. Benefits payable under the Plan shall not be subject to domestic relations orders, including Qualified Domestic Relations Orders.
     12.4 Number. Where appropriate in context, the singular includes the plural, and the plural includes the singular.
     12.5 Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent that such laws are preempted by the laws of the United States.
     12.6 Tax Withholdings. The Company shall have the right to deduct any required withholding taxes from any payment made under the Plan. The Company shall not be obligated to pay, or reimburse the Participant or Beneficiary for, any income or other taxes or penalties that may be imposed on the Participant or Beneficiary as a result of this Plan by the Internal Revenue Service or any state or other taxing authority.
     12.7 Funding: Rights of Participants and Other Persons. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.
Section 13. Amendment of the Plan. The Company, by action of the Committee, may alter or amend the Plan from time to time in its discretion.
Section 14. Termination Date of Plan. The Company may terminate the Plan at any time by action of the Committee. Unless sooner terminated by the Committee, the Plan shall terminated on April 1, 2013. As of the effective date of any such termination:
          (a) No further Restricted Units shall be credited to Restricted Unit Accounts hereunder;

          (b) Amounts then credited to a Participant’s Alternative Investment Fund Account shall continue to be credited with investment experience from the Alternative Investment Fund in accordance with Section 9; and
          (c) Distribution shall be made in accordance a Participant’s elections and the provisions of Section 8 of the Plan (with respect to a Participant’s outstanding vested Restricted Units) and Section 9 (with respect to amounts allocated to a Participant’s Alternative Investment Account).
Section 15. Section 409A. The Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Section 409A of the Code, including any rule or regulation promulgated thereunder. If any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void. For avoidance of doubt, the election and time and form of payment rules set forth in the Plan apply separately to each Restricted Unit.
Section 16. Delayed Payment for Specified Employees. The provisions of this Section 16 shall only apply to Participants if a member of the Company’s controlled group (as defined under Section 414(b) of the Code) becomes publicly traded on an established securities market or otherwise. If a Participant is a “specified employee” for purposes of Section 409A, as determined under Liberty Mutual Group Inc.’s policy for determining specified employees, on Separation from Service, each payment provided under the Plan that is to be paid or provided as a result of a Separation from Service (including Retirement), and that would otherwise be paid or provided at any time (a “Scheduled Time”) that is on or before the date (the “Six Month Date”) that is exactly six months after Separation from Service will not be paid or provided at the Scheduled Time but will be accumulated (as described below) through the Six Month Date and paid or provided as soon as administratively feasible following the first business day after the Six Month Date, except that if such Participant dies before the Six Month Date, such payments will be accumulated only through the date of the Participant’s death and thereafter paid or provided to the Participant’s estate as soon as reasonably practicable, but not later than sixty days after the date of death. The amounts payable to a specified employee that are delayed due to the restriction in Section 9.2 above shall be adjusted for earnings until the Valuation Date immediately preceding the date that such amounts are paid hereunder. Notwithstanding the immediately preceding sentence, no adjustment shall be required if there is no new Valuation Date before the required time for payment under this Section 16.
Section 17. Claims Procedures
     17.1 Review of Application for Benefits. The Company shall notify a Participant (or, if applicable, a Beneficiary) in writing, within 90 days of the receipt of a written application for benefits, of such Participant’s or Beneficiary’s eligibility or ineligibility for benefits under this Plan.
     17.2 Review of Denied Claim. If the Company determines that a Participant or Beneficiary is not eligible for any benefits or for full benefits, the notice described in Section 17.1 shall set forth the following:

          (a) the specific reasons for such denial;
          (b) a specific reference to the provisions of this Plan on which the denial is based;
          (c) a description of any additional information or material necessary for the claimant to perfect a claim and a description of why it is needed; and
          (d) an explanation of the Plan’s claim review procedure and other appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to have the claim reviewed.
The Participant or Beneficiary shall have he right to review pertinent documents.
If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant or Beneficiary of the special circumstances and the date by which a decision is expected to be made and may extend the time for up to an additional 90 days.
If a Participant or Beneficiary is determined by the Company to be ineligible for benefits, or if the Participant or Beneficiary believes that he or she is entitled to greater or different benefits, the Participant or Beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Such petition shall state the specific reasons the Participant or Beneficiary believes he or she is entitled to greater or different benefits. Within 60 days after receipt by the Company of such petition, the Company shall afford the Participant or Beneficiary an opportunity to present his or her position to the Company orally or in writing. The Company shall notify the Participant or Beneficiary of this its decision in writing within the 60-day period, stating specifically the basis of its decision written in a manner calculated to be understood by the Participant or Beneficiary and the specific provisions of this Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, such period may be extended for up to another 60 days, but notice of this extension must be given to the Participant or Beneficiary within the first 60-day period.
Section 18. Effective Date. This amendment and restatement of the Plan is effective as of January 1, 2010 and shall apply to any person currently employed by the Company or its Subsidiaries. The Plan as in effect immediately prior to this amendment and restatement shall apply to Participants who Separated from Service prior to January 1, 2010.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and behalf this 31st day of August, by its duly authorized officer, effective as of January 1, 2010 except as specifically provided to the contrary above.

LIBERTY MUTUAL GROUP INC.
By:	/s/ Helen E.R. Sayles
Senior Vice President and Manager, HR and Administration

Witness:
By:	/s/ Mark E. Anderson
Vice President and Manager, Compensation and Benefits